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PHARMA SERVICES INTERMEDIATE HOLDING CORP.                         Exhibit 12.01
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                          September 26,   January 1,
                                             Year ended   2003 through  2003 through   Year ended    Year ended    Year ended
                                            December 31,  December 31,  September 25,  December 31,  December 31,  December 31,
                                                2004          2003           2003         2002          2001          2000
                                            -----------------------------------------------------------------------------------
SELECTED HISTORICAL DATA:
  (Dollars in thousands)
Earnings were calculated as follows:
Income (loss) before income taxes            $ (79,634)    $ (2,306)      $ 59,755      $ 122,770    $ (262,496)    $ (51,005)
Add: Fixed Charges (from below)              $ 109,336     $ 27,175       $ 19,857      $  26,901    $   28,861     $  31,351
Less: Capitalized interest                   $    (277)    $     --       $     --      $      --    $       --     $      --
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Earnings                                     $  29,425     $ 24,869       $ 79,612      $ 149,671    $ (233,635)    $ (19,654)

Fixed charges were calculated as follows:
Interest costs - expensed                    $  81,871     $ 20,651       $  1,738      $   2,551    $     3,172    $   4,842
Interest costs - capitalized                 $     277           --       $     --      $      --    $        --    $      --
Such portion of rental expense as
  can be demonstrated to be
  representative of the interest factor      $  27,188     $  6,524       $ 18,119      $  24,350    $    25,689    $  26,509
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Fixed charges                                $ 109,336     $ 27,175       $ 19,857      $  26,901    $    28,861    $  31,351

Ratio of Earnings to Fixed Charges                0.27         0.92           4.01           5.56    $     (8.10)   $   (0.63)
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Deficiency in earnings to make ratio 1 to 1  $  79,911     $  2,306            n/a            n/a    $   262,496    $  51,005
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